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                                                                       EXHIBIT D

                            GENERAL RELEASE OF CLAIMS

     In exchange for the valuable consideration set forth in the April 19, 2001 Letter Agreement (the "Letter Agreement"), by and among Vincent A. Smyth, William G. Foster, Jr., and Thomas F. Gillen, on the one hand, and People's Bancshares, Inc., on the other hand, concerning the termination of the proxy contest described in such Letter Agreement, Smyth, Foster, and Gillen (the "Releasors") hereby acknowledge and agree as follows:

1.   Defined terms used herein have the meanings used in the Letter Agreement.

2. Each of the Releasors, on his own behalf and on behalf of his family members, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable), and in his individual capacity, his capacity as a member of the Smyth Group, and all other capacities, hereby releases and discharges Bancshares, the Bank, and their respective directors, officers and employees (the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, known or unknown, which such Releasor may have had or may now have, own, or hold, or claim to have, own, or hold against the Releasees up to the date of this General Release other than a claim, if any, brought within 90 days from the date of this General Release (i) against a current director or senior executive of Bancshares or the Bank based solely upon such director's or officer's breach of his or her duty of loyalty to Bancshares or the Bank or
     (ii) against a former (but not current) director or senior executive of Bancshares or the Bank based upon such former director's or officer's malfeasance in his or her actions during his or her service with Bancshares or the Bank ("Claims"). Each Releasor specifically waives any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown claims.

3. Each Releasor represents and warrants hereby that he has not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person.

4. Each Releasor agrees (i) not to sue the Releasees for actions taken or decisions made prior to the Releasors becoming members of the Board of Directors of People's Bancshares, Inc. and (ii) not to be a party to any suit regarding any matter within the scope of this General Release.

5. Each Releasor acknowledges that he has read the contents of the foregoing General Release, that he has had the opportunity to review this General Release with counsel of his choice.

6. This General Release and the Letter Agreement shall not become effective until each of the Releasors have executed this General Release, whether or not in counterparts, and returned such executed original signature pages to Richard S. Straczynski, President and Chief Executive Officer of Bancshares. This offer shall remain valid only until April 24, 2001, and after that date it shall be deemed to be withdrawn.


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     EACH OF THE UNDERSIGNED HAS READ THIS GENERAL RELEASE THOROUGHLY,
UNDERSTANDS ITS TERMS AND HAS SIGNED IT KNOWINGLY AND VOLUNTARILY. EACH UNDERSTANDS THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT AND WILL HAVE LEGAL CONSEQUENCES.

Date:          April 24, 2001                /s/ Vincent A. Smyth
       -----------------------------         -----------------------------------
                                             Vincent A. Smyth


Date:          April 24, 2001                /s/ William G. Foster, Jr
       -----------------------------         -----------------------------------
                                             William G. Foster, Jr.


Date:          April 24, 2001                /s/ Thomas F. Gillen
       -----------------------------         -----------------------------------
                                             Thomas F. Gillen


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